PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation Announces
Quarterly Cash Dividend of $0.04 Per Share

Winston-Salem, North Carolina, October 24, 2008 - Southern Community Financial Corporation (Nasdaq: SCMF and SCMFO) announced that its Board of Directors, at its regular meeting on October 22, 2008, declared a quarterly cash dividend of four cents ($0.04) per share on the Corporation’s common stock. The dividend is payable on November 28, 2008, to shareholders of record as of the close of business on November 14, 2008. This is the Corporation’s fifteenth consecutive quarterly dividend, following its former practice of annual cash dividends.

About the Company
Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on The NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community Financial is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

For Additional Information:
F. Scott Bauer, Chairman/CEO
James Hastings, Executive Vice President/Chief Financial Officer
336-768-8500